Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-46734 of Terra Industries Inc. on Form S-8 of our report dated June 28, 2006 appearing in this Annual Report on Form 11-K of the Terra Industries Inc. Employees’ Savings and Investment Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 26, 2007